Exhibit 99.1

Amedica Corporation Reports First Quarter 2016 Financial Results

Q1 Operational Cash Burn Improved by 51% Year-over-Year

SALT LAKE CITY, May 12, 2016 — Amedica Corporation (Nasdaq:AMDA), a company that develops and commercializes silicon nitride ceramics as a biomaterial platform, today announced financial results for the first quarter ended March 31, 2016.

Recent Company Highlights

●	Improved Q1 operational cash burn by 51%

●	Signed an exclusive silicon nitride distribution agreement with the largest Chinese orthopedic company

●	Completed debt exchange agreement and reduced debt by 47% from July 2015

●	Met in-person with the FDA regarding the Company’s composite silicon nitride fusion device and intend to submit a response to their inquiry by the end of May

●	Became first to 3D print silicon nitride ceramic for medical applications

●	Featured unique silicon nitride attributes in several key industry events and publications

●	Launched Valeo II™ silicon nitride cervical interbody fusion system

●	Signed additional material testing agreements with key orthopedic, dental and other companies

●	Announced collaboration on biologically enhanced spinal fusion devices

“I’m pleased with the continued progress we made during the quarter to improve our financial position and support sustainable long-term growth,” said Dr. Sonny Bal, chairman and CEO of Amedica Corporation. “Following our recent in-person meeting with the FDA, we look forward to submitting our response to their inquiry soon and anticipate a final determination from the FDA within 60 days after our submission.”

“As evidenced by our rigorous scientific publication strategy and recent announcement with Weigao Orthopaedics, the momentum taking place within our private label and OEM strategy confirms the unique benefits found only in our advanced silicon nitride technology,” continued Dr. Bal. “Despite lower private label sales and commercial sales declines in a key geographic region this quarter, I’m confident with the commercial sales strategy we began implementing at the end of last year to ensure our surgeons and distributors can enjoy the benefits of our advanced technologies and personalized approaches for their specific needs. As more sales professionals are brought on board and we fully implement our strategy during the first half of the year, I’m confident in our ability to accelerate the adoption of silicon nitride, strengthen our balance sheet, and deliver innovative product launches throughout the balance of this year to increase annual sales and drive excitement for Amedica’s future.”

First Quarter 2016 Financial Results

Total product revenue was $4.2 million in the first quarter of 2016 as compared to $4.7 million in the same period 2015, a decrease of $0.5 million, or 12%. This decrease was due to lower private label sales during the quarter and weaker than expected commercial sales in a key geographic area during the implementation of the Company’s commercial sales expansion strategy. This plan will be fully implemented by the third quarter with benefits expected to be realized during the second half of 2016. The decrease in revenue for the first quarter 2016 was also attributable, in part, to continued market pricing pressure and hospital vendor consolidation.

Cost of revenue decreased $0.6 million, or 41%, as compared to the same period in 2015. The decrease in cost of revenue was primarily due to the decline in sales and the moratorium on the medical device excise tax in addition to receiving a refund for the medical device excise tax. Excluding the impact of excess or obsolete inventory for both periods, first quarter 2016 gross margins ended at 88% of total sales, as compared to 75% during the prior year period. The increase in gross margins as a percentage of sales is primarily attributable to lower private label sales, which have lower gross margins, and to a lesser extent, the impact of the medical device excise tax.

Operating expenses decreased $1.5 million, or 20%, as compared to the same period in 2015. This decline in operating expenses is primarily due to a decrease of $0.7 million in severance expense, a $0.5 million decrease in other personnel related expenses, and a $0.6 million decrease in stock based compensation expense. This was partially offset by a $0.3 million increase in operating expenses that could not be capitalized to inventory as compared to the same period in 2015.

Net loss for the first quarter 2016 was $3.4 million, compared to $5.4 million in the prior-year period, primarily as a result of improved gross profit and decreases in operating costs and other expenses during the quarter.

Adjusted EBITDA, which is defined as earnings before deductions for interest, taxes, depreciation, amortization, non-cash stock compensation expense, change in fair value of derivative liabilities, offering costs, loss on extinguishment of derivative liabilities and loss on extinguishment of debt for the first quarter 2016 was a loss of $1.9 million, compared to a loss of $2.9 million for the first quarter 2015.

Cash and cash equivalents totaled $7.9 million as of March 31, 2016. Operating cash burn decreased to $1.5 million for the three months ended March 31, 2016 as compared to $3.0 million the prior year period, or 51%. Total principal debt obligations were $16.0 million as of March 31, 2016, a decrease of $8.3 million from March 31, 2015.

Conference Call

The Company will hold an investor conference call to discuss the financial results on Thursday May 12, 2016 at 5:00 PM Eastern Time. The Company invites all interested parties to join the call by dialing Toll Free 877-524-8416, any time after 4:50 p.m. Eastern Time on May 12th. The Conference ID number is 13636413. International callers should dial 412-902-1028. For those who are not available to listen to the live webcast, a digital replay will be archived on the investor relations section of the Amedica website under News/Events.

Non-GAAP Financial Measures

This press release includes the following “non-GAAP financial measures” as defined by the Securities and Exchange Commission (SEC): Adjusted EBITDA and Gross Margin Before deducting the Provision for Excess and Obsolete Inventory. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measure, see “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, Amedica’s ability to accelerate the adoption of silicon nitride, strengthen its balance sheet, and deliver innovative product launches throughout the balance of the year to increase annual sales, as well as other references to its market opportunities, growth, future products, market acceptance of its products, sales and financial results and such statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of Amedica’s products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 23, 2016, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Amedica Corporation

Consolidated Balance Sheets – Unaudited

(in thousands, except share and per share data)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$7,943	$11,485
Trade accounts receivable, net of allowance of $28 and $49, respectively	1,848	2,660
Prepaid expenses and other current assets	705	229
Inventories, net	8,492	9,131
Total current assets	18,988	23,505

Property and equipment, net	2,333	2,472
Intangible assets, net	3,562	3,687
Goodwill	6,163	6,163
Other long-term assets	35	35
Total assets	$31,081	$35,862

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$982	$643
Accrued liabilities	3,203	3,421
Current portion of long-term debt	14,785	16,365
Total current liabilities	18,970	20,429

Deferred rent	405	432
Other long-term liabilities	169	171
Derivative liabilities	604	598

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 250,000,000 shares authorized; 11,422,636 and 10,886,248 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	114	109
Additional paid-in capital	210,744	210,660
Accumulated deficit	(199,925)	(196,537)
Total stockholders’ equity	10,933	14,232
Total liabilities and stockholders’ equity	$31,081	$35,862

Amedica Corporation

Consolidated Statements of Operations and Comprehensive Loss – Unaudited

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
Product revenue	$4,173	$4,743
Costs of revenue	893	1,522
Gross profit	3,280	3,221
Operating expenses:
Research and development	1,608	1,843
General and administrative	1,562	2,027
Sales and marketing	2,594	3,357
Total operating expenses	5,764	7,227
Loss from operations	(2,484)	(4,006)
Other income (expense):
Interest expense	(900)	(1,100)
Loss on extinguishment of debt	-	(79)
Change in fair value of derivative liabilities	(11)	(177)
Loss on extinguishment of derivative liabilities	-	(16)
Other expense	7	(3)
Total other income (expense)	(904)	(1,375)
Net loss before income taxes	(3,388)	(5,381)
Provision for income taxes	-	-
Total comprehensive loss	$(3,388)	$(5,381)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.30)	$(3.00)
Weighted average common shares outstanding:
Basic and diluted	11,193,250	1,795,296

Amedica Corporation

Condensed Consolidated Statements of Cash Flows - Unaudited

(in thousands)

	Three Months Ended March 31,
	2016	2015
Cash flow from operating activities
Net loss	$(3,388)	$(5,381)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	389	428
Amortization of intangible assets	125	125
Amortization of lease incentive for tenant improvements	5	5
Non cash interest expense	405	551
Loss on extinguishment of debt	-	79
Stock based compensation	88	592
Change in fair value of derivative liabilities	6	177
Loss on extinguishment of derivative liabilities	-	16
(Gain) loss on disposal of equipment	(4)	3
Provision for inventory reserve	373	326
Bad debt recovery	-	(20)
Changes in operating assets and liabilities:
Trade accounts receivable	813	(35)
Prepaid expenses and other current assets	(476)	(330)
Inventories	263	293
Accounts payable and accrued liabilities	(64)	200
Net cash used in operating activities	$(1,465)	$(2,971)
Cash flows from investing activities
Purchase of property and equipment	(259)	(277)
Proceeds from sale of property and equipment	16	3
Net cash used in investing activities	$(243)	$(274)
Cash flows from financing activities
Payments on long-term debt	(1,834)	-
Purchase of treasury stock	-	(120)
Net cash used in financing activities	$(1,834)	$(120)
Net decrease in cash and cash equivalents	(3,542)	(3,365)
Cash and cash equivalents at beginning of period	11,485	18,247
Cash and cash equivalents at end of period	$7,943	$14,882

Noncash investing and financing activities
Debt converted to common stock	$-	$202
Common stock issued for cashless exercise of warrant derivative liabilities	$-	$739
Supplemental cash flow information
Cash paid for interest	$507	$548

Reconciliation of Non-GAAP Financial Measures:

To supplement our consolidated statements of operations and comprehensive net loss which are presented in accordance with GAAP, we use certain non-GAAP measures of components of financial performance. Although not measures of financial performance under GAAP, “Adjusted EBITDA” and “Gross Margin Before deducting the Provision for Excess and Obsolete Inventory” are provided for the use of investors in understanding our operating results and are not prepared in accordance with, nor do they serve as alternatives to GAAP measures, and may be materially different from similar measures used by other companies. We define “Adjusted EBITDA” as our earnings before deductions for interest, taxes, depreciation, amortization, stock-based compensation, change in fair value of derivative liabilities, and loss on extinguishment of debt. We define “Gross Margin Before deducting the Provision for Excess and Obsolete Inventory” as our gross margin before deducting the provision for excess and obsolete inventory. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes these measures may better enable an investor to form views of our potential financial performance in the future. These measures have limitations as analytical tools, and investors should not consider these measures in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Below is a reconciliation of Adjusted EBITDA to Net Loss for each of the periods presented (in thousands - unaudited):

	Three Months Ended March 31,
	2016	2015
Net Loss	(3,388)	(5,381)
Interest expense, net	900	1,100
Income tax expense	-	-
Depreciation	389	428
Amortization	125	125
Stock-based compensation	88	592
Change in fair value of derivative liabilities	6	177
Loss on extinguishment of debt	-	79
Adjusted EBITDA	$(1,880)	$(2,880)

Below is a reconciliation of Gross Profit and Margin to Gross Profit and Margin Before deducting the Provision for Excess and Obsolete Inventory for each of the periods presented (in thousands - unaudited):

	Three Months Ended March 31, 2016		Three Months Ended March 31, 2015
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Gross profit and margin	$3,280	79%	$3,221	68%
Provision for excess and obsolete inventory	$373	9%	$326	7%
Gross profit and margin, excluding provision for excess and obsolete inventory	$3,653	88%	$3,547	75%

About Amedica Corporation

Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, the world’s largest ceramic manufacturer. Amedica’s spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Contact:
Mike Houston

VP, Commercialization

801-839-3534

ir@amedica.com

Robert Haag

Managing Director

IRTH Communications

866-976-4784

amda@irthcommunications.com